Exhibit 99.1

WIRELESS AGE ANNOUNCES TERMINATION OF PREPAID DISTRIBUTION CONTRACT

TORONTO, ONTARIO August 25, 2008 – Wireless Age Communications, Inc. (OTCBB:WLSA) (“Wireless Age” or the “Company”) announced today that its subsidiary, Wireless Source Distribution Ltd. (“Wireless Source”) has mutually agreed to terminate our Prepaid Cellular Service Card Distribution Agreement with SaskTel Mobility (“SaskTel”) effective September 30, 2008.

Under this agreement, which originally was signed in 2003 and later amended in December, 2004, Wireless Source was granted the local distribution rights of prepaid phone cards on behalf of SaskTel.

Historically the profit margin arising from the agreement, although marginal, was acceptable.  In the past year or two, the margin has eroded and our costs have increased to the point where we believe the business makes little economic sense for Wireless Source to continue.  In addition, given the recent increased scrutiny of accounting matters, the Company may be required to account for the business as commission revenue only.

John Simmonds, CEO, commented, “While we are disappointed that we could not continue the business at a higher gross margin, the loss of this business while significant with respect to our total revenue, will have no material impact on our net income.  Our other commercial business continues at favourable margins within Wireless Source and we will be focusing on building this business in the near term.  We also plan to refocus our management to emphasize our post paid retail business which is much more profitable than the prepaid.”

Note:  This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Wireless Age cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast sales and control expenses, especially on a quarterly basis; unexpected decline in sales without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Wireless Age SEC filings. Wireless Age undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Wireless Age Communications, Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Wireless Age's SEC filings.

For more information contact:

John G. Simmonds, Chairman & CEO
905-833-2753 ext. 223
or
Andrew Barwicki
Investor Relations
516-662-9461